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                                                                    EXHIBIT 99.1


                           SIGHT RESOURCE CORPORATION

                                  Announcement



CINCINNATI, OHIO, December 4, 2003 - SIGHT RESOURCE CORPORATION (OTC: VISN), a provider of primary eye care products, services, and managed vision care programs, today announced that its previously reported financial results for the first three quarters of fiscal 2002 will be restated. This restatement is the result of the review and correction of certain entries and completion of related account reconciliations. The review process was conducted by an independent firm retained to examine the entries and assist in the review of quarterly balances. The review into the cause of these errors is ongoing and a determination has not yet been made regarding whether the inaccuracies were caused by an error in judgment, negligence, or intentional action. A portion of the restatement includes the correction of the Company's revenue recognition policy, the effect of which is to reduce revenue related to sales recorded for merchandise that has not yet been delivered to customers. The issuance of restated quarterly financials will be made upon completion of the investigation referenced above, KPMG's review of the restatement analysis and completion of the audit of the Company's financial statements for the full fiscal year ended December 28, 2002. The Company will also be implementing improvements in its financial reporting and internal controls.

The Company has not yet reported results of operations for the fourth quarter of fiscal 2002 or for the full fiscal year ended December 28, 2002. The Company currently estimates that it will report for fiscal 2002 a net loss attributable to common shareholders in the range of $6.7 million to $7.5 million inclusive of asset impairment charges estimated in the range of $2.7 million to $3.3 million. The estimated range of the fiscal 2002 net loss is the same as previously reported by the Company in May 2003.

As a result of continuing losses, the Company is facing severe liquidity issues. While the Company is current in payments to the holder of its long term debt, the Company is experiencing difficulty in meeting other obligations. If the Company is unable to raise funds and/or make arrangements with trade creditors for extended payment terms, the Company could be required to discontinue operations. In response to the current situation, the Company has entered into a non-binding letter of intent for the sale of a portion of its assets. It is presently anticipated that the sale will be completed in December.


Dale W. Fuller has been appointed to the position of interim Chief Financial Officer.


Sight Resource Corporation is a provider of primary eye care products and services including managed vision care programs, operating 109 primary eye care centers in the U.S. The Company provides a full range of eyewear, contact lenses, prescription and non-prescription sun wear, and a complete line of

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accessories through an integrated network of opticians, optometrists, and ophthalmologists affiliated with its primary eye care chains: Cambridge Eye Doctors in Massachusetts and New Hampshire; E.B. Brown Opticians in Ohio an Pennsylvania; Eyeglass Emporium in Indiana; Kent Optical in Michigan; Shawnee Optical in Pennsylvania and Ohio; Vision Plaza in Louisiana and Mississippi; and Vision World in Rhode Island.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release which are not historical fact and are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and additional factors affecting the Company's business are described in the Company's Form 10-K for the fiscal year ended December 29, 2001, as amended, filed with the Securities and Exchange Commission, and as supplemented by the Company's Form 10-Q for the quarter ended June 29, 2002, also filed with the SEC. The estimates reported in this release should be viewed as forward looking statements and may differ from results as finally determined upon completion of the related financial statements.



Company Contact
Carene Kunkler
Sight Resource Corporation
513-527-9770